Exhibit 10.1

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License Agreement

This License Agreement (“Agreement”), dated as of April 30, 2024 (the “Effective Date”), is by and between MOA Life Plus Co., Ltd., a corporation duly organized and existing under Korean law, with its head office at A-7F U-Tower, 767, Sinsu-ro, Suji-gu, Yongin-si, Gyeonggi-do, 16827, Korea, hereby represented by Sangjin Han, Chairman (hereinafter referred to as “MOA”), and Elevai Labs Inc., a corporation existing under the laws of Delaware, with its headquarters located at 120 Newport Center Drive, Suite 250, Newport Beach, California 92660, U.S.A., hereby represented by Jordan Plews (hereinafter referred to as “Elevai”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, MOA owns or has rights in and to the Compounds and the Licensed IP Rights (as defined below); and

WHEREAS, Elevai desires to obtain an exclusive license under MOA’s rights to the Compounds and the Licensed IP Rights in the Field in the Territory (as defined below) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, the Parties hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms have the following meanings:

1.1 “Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a pharmaceutical product, as designated in the United States of America under 21 CFR § 312.32 and any other Applicable Laws.

1.2 “Action” has the meaning set forth in Section 12.3.

1.3 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, for so long as such control exists. For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.4 “Applicable Laws” means any law, statute, ordinance, code, rule or regulation that has been enacted by a Governmental Authority and is in force as of the Effective Date or comes into force during the Term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

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1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.6 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7 “Change of Control” means, with respect to Elevai, the occurrence of any one (1) of the following events: (a) a Third Party acquires, directly or indirectly, shares of Elevai representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of Elevai; (b) Elevai consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Elevai, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger are not held by the holders of the outstanding voting shares of Elevai preceding such consolidation or merger; or (c) Elevai conveys, transfers or leases all or substantially all of its assets to a Third Party.

1.8 “Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or other (including a non-intervention study) clinical trial in humans to obtain information regarding a Licensed Product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of a Licensed Product.

1.9  “Commercially Reasonable Efforts” means, the level of effort and dedication of resources that would customarily be employed by a reasonable company in the drug discovery, biotechnology, or pharmaceutical industry of comparable size to the Party obligated to perform such efforts, in connection with the Development or Commercialization of Licensed Products. For clarity, Commercially Reasonable Efforts include efforts to meet the development milestones described in Exhibit C (Development Milestones) for at least one Licensed Product.

1.10  “Commercialization” means, with respect to a Licensed Product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such the License Product, including: pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, governmental affairs, and public policy activities, patient services, patient advocacy engagement, and activities related to pricing and reimbursement, including seeking and maintaining any required Pricing Approvals.

1.11  “Competing Product” means any biologic or pharmaceutical product that is directed to the Target and which is not comprised of one or more Compounds.

1.12  “Compounds” means those certain lactobacillus organisms expressing Target antigen(s) and referred to (in drug substance form) as “BLS-M22” and “BLS-M32” as developed by MOA (or its predecessors), as further described in Exhibit A.

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1.13 “Cover” means, with respect to a Licensed Patent in reference to a Licensed Product, that the manufacture, use, offer for sale, sale or import of the Licensed Product, absent a license to such Licensed Patent, would infringe a Valid Claim in such Licensed Patent.

1.14 “Created” means, with respect to any Data and Technology, made, created, authored, invented (whether conceived of or first reduced to practice or both) or developed, as applicable.

1.15 “Data and Technology” means all creations, inventions, discoveries, know-how, works of authorship, data, and other information, including study data, development data, information (including scientific, technical or regulatory information), methods, techniques, materials, technology, results, analyses, laboratory, safety, pharmacology, toxicology, chemistry, manufacturing and controls (CMC) data, manufacturing and formulation methodologies and techniques, formulas, recipes, test methodologies, quality systems information, efficacy studies and data, absorption, distribution, metabolism and excretion studies and data, and regulatory information, filings and supporting data.

1.16 “Development” means any and all clinical development activities of the Licensed Products conducted before or after obtaining Marketing Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Marketing Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith). For clarity, this Development shall be implemented to comply with the development milestone described in Exhibit C. “Development” shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.17 “EMA” means the European Medicines Agency or any successor entity thereto.

1.18 “Excluded Territory” means the Republic of Korea.

1.19 “FDA” means the Food and Drug Administration of the United States, or the successor thereto.

1.20 “Field” means all prophylactic and therapeutic uses in humans, including but not limited to the prevention and treatment of muscular (including, but not limited to, DMD and sarcopenia), obesity, metabolic, renal, cardiovascular, psychological, psychiatric, neurologic, and endocrine conditions in humans.

1.21 “Finished Product” means a Licensed Product in its finished, labeled, assembled, and packaged form, ready for sale to the market or use in Clinical Trials.

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1.22 “First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Licensed Product, as applicable, after, to the extent applicable, the applicable Regulatory Approvals (if any) have been granted by the applicable Regulatory Authority in such country for such sale, transfer or disposition.

1.23 “GAAP” means the United States’ Generally Accepted Accounting Principles in effect from time to time.

1.24 “Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.25 “Improvements” means any and all improvements, modifications or enhancements to, or derivatives of, the underlying Data and Technology of Compounds or Licensed Products Created by or on behalf of any Party during the Term of this Agreement.

1.26 “Initiation” or “Initiated” means, with respect to a Clinical Trial of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Trial.

1.27 “Intellectual Property Rights” means any and all intellectual property and proprietary rights associated with Data and Technology arising under the laws of the United States and any other relevant jurisdiction, whether registrable or not, or comprising an application for registration or certification or regulatory approval, including, all: (a) rights with respect to patents and patent applications and divisionals, continuations, continuations-in-part, reissues, renewals, and extensions thereof and similar rights (including utility patent, design patent, plant patent, plant variety protection and utility model rights) (collectively, “Patents”); (b) copyrights, copyright registrations and applications for copyright registrations; (c) rights to authorship and moral rights; (d) invention rights, rights to trade secrets and rights to know-how and expertise, discoveries, information, data and material, and all derivatives, modifications and improvements thereof; (e) rights to trademarks (including goodwill), databases, and mask works, and any applications, registrations, and other rights with respect thereto; and (f) all other intellectual property rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.

1.28 “Know-How” means Data and Technology that is not subject to an issued patent or a published patent application, that is not readily accessible to the public, and any associated documentation and any media on which the foregoing is recorded and any tangible embodiment of the foregoing.

1.29 “Licensed IP Rights” means, collectively, the Licensed Patents, Licensed Know-How, and MOA’s interest in any Improvements.

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1.30 “Licensed Know-How” means all trade secret and other Know-How rights owned or licensable by MOA as of the Effective Date or during the Term of this Agreement in and to all data, information, compositions and other Data and Technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, and any unpatented features, characteristics and information concerning the Compounds in Exhibit A and the formulations (the “Formulation(s)”) in Exhibit B) which are necessary or reasonably useful for Elevai to use, develop, sell or seek Regulatory Approval to market a Licensed Product.

1.31 “Licensed Patents” means any and all of the following, each of which is owned by or licensable by MOA as of the Effective Date or during the Term of this Agreement: (a) the patents and patent applications listed on Exhibit A (Licensed Patents) which are owned by or licensable by MOA as of the Effective Date or during the Term; (b) all patents and patent applications in any country of the world that claim or cover the composition of matter, manufacture or use of a Compound in which MOA heretofore or hereafter has an ownership or (sub)licensable interest; (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above; and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.32 “Licensed Product” means any therapeutic product or course of treatment, in the Field comprising one or more Compound(s) including any Improvement(s) thereto. For clarity, in the case of a combination product containing more than one active pharmaceutical ingredient, the term “Licensed Product” as used in this Agreement shall, where context requires or reasonably suggests, refer only to the that portion of such combination that comprises one or more Compound(s), and not include the other drug substance(s) or active pharmaceutical ingredient(s).

1.33 “Manufacturing” means, with respect to Licensed Products (including any Compound and other material contained therein), any and all activities related to the manufacture of such Licensed Products, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filing, finishing, assembly, processing, in-process and finished product testing, release of such Licensed Products, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such Licensed Products), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing.

1.34 “Marketing Approvals” means, with respect to a Licensed Product, all approvals, licenses, registrations, or authorizations of the Regulatory Authorities in a country that are necessary for the commercial marketing and sale of such Licensed Product in such country within the Territory.

1.35 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

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1.36 “NDA” means a New Drug Application, Biologics License Application or similar application for Marketing Approval of a Licensed Product submitted to the FDA, or other Regulatory Authority.

1.37 “Net Sales” means, with respect to a Licensed Product, the sales by Elevai or any of its Affiliates or any of their Sublicensees (each, an “Invoicing Party”), to Third Parties, in bona fide arm’s length transactions, less the following deductions, provided, however, that Elevai and/or its Affiliates or Sublicensees reasonably substantiates each deduction and provides corresponding documents to MOA

a)	Trade, quantity and cash discounts allowed;

b)	Discounts, refunds, rebates (permitted by law), chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

c)	Product returns and allowances;

d)	That portion of the sales value associated with drug delivery systems;

e)	Any tax imposed on the production, sale, delivery or use of Licensed Products, including, without limitation, sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

f)	Wholesaler inventory management fees;

g)	Allowances for distribution expenses; and

h)	Any other similar and customary deductions which are in accordance with GAAP.

Such amounts shall be determined from the books and records of Elevai, its Affiliates, and/or any Sublicensees maintained in accordance with GAAP, or in the case of any Sublicensee to whom GAAP is not applicable, such similar accounting principles, consistently applied.

If a Licensed Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between Elevai and Third Parties, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Licensed Product in arm’s length transactions in the relevant country in the Territory.

If a Licensed Product is sold in any country in the Territory as part of a combination product, then the Net Sales in such country, for the purposes of determining royalty payments and any milestone payment shall be determined by [***].

If the weighted average sale price of both the Licensed Product and the other ingredients in the combination product cannot be determined in a country within the Territory, then the Net Sales of the Licensed Product in such country shall be deemed to be equal to the percentage of the Net Sales of the combination product in such country as mutually agreed by the Parties; provided, however, that in the event the Parties cannot, in spite of good faith efforts, mutually agree to such a percentage, then such percentage shall be equal to [***] of the Net Sales of the combination product in such country.

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The weighted average sale price for a Licensed Product, other ingredient(s), or combination product shall be calculated once each Calendar Year, on a country-by-country basis within the Territory, and such price shall be used with respect to the relevant country during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Licensed Product, other ingredient(s), or combination product in a country, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) in such country by the units of active ingredient sold in such country during the twelve (12) calendar months (or the number of calendar months sold in a partial calendar year) of the preceding Calendar Year for the respective Licensed Product, other ingredient(s), or combination product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Licensed Product, other ingredient(s), or combination product in each country. Any over- or under-payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.38 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, entity or any other form of entity not specifically listed herein.

1.39 “Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product in patients and/or healthy volunteers with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in US 21 CFR § 312.21(a) or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States. A Licensed Product can be administered to patients and/or healthy volunteers as a single agent or in combination with other investigational or marketed agents and a Phase 1 Clinical Trial shall be deemed commenced when Initiated.

1.40 “Phase 2 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of U.S 21 CFR § 312.21(b) or its foreign equivalent. A Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 2 Clinical Trial shall be deemed commenced when Initiated.

1.41 “Phase 3 Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of U.S 21 CFR § 312.21(c), or its foreign equivalent. A Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Clinical Trial shall be deemed commenced when Initiated.

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1.42 “Pricing Approvals” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products.

1.43 “Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction.

1.44 “Regulatory Authority” means any Governmental Authority, including the FDA, EMA, MHLW or any health regulatory authority in any country or jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for the development, registration, manufacture, distribution, importation, exportation and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical product (including any Licensed Product) in such country or jurisdiction.

1.45 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than any issued and unexpired Patents) conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory that prohibits the Commercialization of a Biosimilar Product of such Licensed Product, including orphan drug exclusivity, pediatric exclusivity, new chemical exclusivity, or data exclusivity.

1.46 “Regulatory Submissions” means applications for Regulatory Approvals, notification and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a Licensed Product in a particular country within the Territory, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include, without limitation, investigational new drug applications, BLAs and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a Licensed Product in a particular country.

1.47 “Right of Reference” means as that term is defined in US 21 CFR §314.3(b) or any analogous Applicable Laws recognized outside of the United States.

1.48 “Royalty Term” means, with respect to a Licensed Product and on a country-by-country basis in the Territory, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the expiration or abandonment of the last-to-expire Licensed Patent Covering such Licensed Product; (b) fifteen (15) years after the date of First Commercial Sale in such country; and (c) expiration of the Regulatory Exclusivity for such Licensed Product in the applicable country.

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1.49 “Sublicense” means: (a) any right granted, license given or agreement entered into by Elevai to or with any other Person under or with respect to or permitting any use or exploitation of any of the Licensed IP Rights or otherwise permitting the Development, Commercialization and/or Manufacturing of Licensed Products (but excluding subcontractors, as described in Section 3.1.3); and (b) any option or other right granted by Elevai to any other Person to negotiate for or receive any of the rights described under clause (a); in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.50 “Sublicensee” means any Person granted a Sublicense.

1.51 “Target” means myostatin, Activin-A or a combination of the two.

1.52 “Territory” means worldwide excluding the Excluded Territory.

1.53 “Third Party” means any Person other than MOA, Elevai and their respective Affiliates, and Sublicensees (if any).

1.54 “Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; and (b) a claim of any patent application within the Licensed Patents that is being prosecuted in good faith and which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has not been pending for a period of more than seven (7) years.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

2.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

2.1.2 Such Party: (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) has been duly executed and delivered this Agreement on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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2.1.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of Applicable Laws; and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.1.5 Such Party shall, and such Party hereby covenants to the other Party that it shall, perform its activities pursuant to this Agreement in compliance with Applicable Laws, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted and shall at all times comply (and shall ensure compliance by any of its subcontractors and Sublicensees) with all applicable national, federal, state and local laws, regulations and ordinances in performing its obligations under this Agreement; and

2.1.6 Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and shall not during the Term of this Agreement, employ or use the services of any Person who is debarred, in connection with the Development, Manufacture or Commercialization of Licensed Products. If either Party becomes aware of the debarment or threatened debarment of any Person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

2.2 MOA Representations and Warranties. MOA hereby represents and warrants to Elevai that MOA or its Affiliates: (a) is the sole owner of or otherwise has the right to grant all rights and licenses under the Licensed IP Rights it purports to grant to Elevai under this Agreement, and MOA will indemnify Elevai for any losses arising from a breach of this representation, and except as MOA has expressly informed Elevai in writing prior to the Effective Date of this Agreement, has not granted to any Third Party any, and there are no, liens, license or other interest or encumbrance in the Licensed IP Rights in the Territory; (b) to MOA’s knowledge, as of the Effective Date, there are no other licenses required to be obtained by Elevai under any Third Party patent, patent application or other intellectual property rights that would be necessary for Elevai to (i) practice any process or method or by using or selling any composition which is claimed or disclosed in the Licensed Patents or which constitutes Licensed Know-How, or (ii) use or sell Licensed Products; and (c) as of the Effective Date, has not received any written claim alleging and does not have any knowledge of any fact or circumstance indicating any infringement or misappropriation by a Third Party of the Licensed IP Rights.

3. LICENSE GRANT

3.1 Licensed IP Rights

3.1.1 Exclusive License. MOA hereby grants to Elevai an exclusive royalty-bearing license (with the right to grant Sublicenses through multiple tiers in accordance with Section 3.1.2 (Sublicenses) below) under the Licensed IP Rights to conduct research and to Develop, Manufacture, Commercialize, and otherwise make, have made, use, offer for sale, sell, export and import Licensed Products in the Territory and in the Field (the “Exclusive License”).

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3.1.2 Sublicenses

(a) Sublicense Grant.  Elevai may grant Sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, to an Affiliate or a Third Party under the Exclusive License granted in Section 3.1.1 (Exclusive License) without the prior written consent of MOA.

(b) Sublicense Agreements. Elevai shall grant Sublicenses pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall be consistent with the terms and conditions of this Agreement and contains terms obligating the Sublicensee to comply with the intellectual property, data ownership and confidentiality and non-use provisions consistent with those set forth in this Agreement and shall contain, among other things, the following:

(i) all provisions necessary to ensure Elevai’s ability to perform its obligations under this Agreement;

(ii) a section substantially the same as Section 14.2 (Indemnification by Elevai) of this Agreement, which also shall state that the MOA Indemnitees (as defined in Section 14) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(iii) a provision clarifying that, in the event of termination of the Exclusive License set forth in Section 3.1.1 (Exclusive License) (in whole or in part (e. g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license (subject to the Sublicensee’s rights under Section 13.5.1); and

(iv) a provision clarifying that the Sublicensee shall only be entitled to sublicense its rights under such Sublicense agreement on the terms set forth in this Section 3.1.2 (Sublicenses); and

(c) Delivery of Sublicense Agreement. Elevai shall furnish MOA with a fully executed copy of any and all Sublicense agreement, promptly after its execution, provided that such copy may be subject to redaction as Elevai reasonably believes appropriate to protect sensitive financial and other provisions not applicable to compliance with this Agreement.

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3.1.3 Subcontractors. Unless otherwise provided in this Agreement, Elevai and its Affiliates and Sublicensees may engage service providers (including but not limited to distributors, wholesalers, couriers, contract research organizations, and contract manufacturing organizations) for the purpose of assisting (but not directing) in the Development, Manufacturing and Commercialization of Licensed Products in the Field in the Territory. The engagement of such service providers (“subcontractors”) shall not be deemed subject to Section 3.1.2 (Sublicenses), provided, however, that Elevai shall enter into agreements with such subcontractors which contain confidentiality provisions which are at least as restrictive as the confidentiality provisions of this Agreement.

3.2 Rights Retained by MOA. Except for the rights and licenses specified in Section 3.1 (Licensed IP Rights), no license or other rights are granted to Elevai under any intellectual property of MOA, whether by implication, estoppel, or otherwise, whether any such intellectual property dominates or is dominated by the Licensed IP Rights. Notwithstanding anything to the contrary in this Agreement, MOA may use and permit others to use the Licensed IP Rights for any research, development, commercial, or other purposes in the Excluded Territory.

3.3 Availability of the Licensed IP Rights. MOA shall provide Elevai with a copy of all information available to MOA relating to the Licensed IP Rights, Compounds and/or Licensed Products including without limitation: (a) the regulatory dossier for Compounds and/or Licensed Products including all regulatory submissions; (b) communications with the Regulatory Authorities (including the minutes of any meetings); (c) Clinical Trial master files, including case report forms; (d) listings and tables of results from the Clinical Trials; (e) treatment-related serious Adverse Event reports from the Clinical Trials; (f) reasonable access to CROs involved in the Clinical Trials; (g) preclinical trial master files (h) Manufacturing master files.

3.4 Technical Assistance. Following the Effective Date, MOA shall provide such technical assistance and make available to Elevai as Elevai reasonably requests regarding the Licensed IP Rights, Compounds, and/or Licensed Products.

3.5 License to MOA. Elevai hereby grants to MOA a non-exclusive license, free of charge, to use any data and results generated by Elevai in the research, Development, Manufacturing, and Commercialization of Licensed Products that are exclusively licensed to Elevai pursuant to Section 3.1.1 (Exclusive License) of this Agreement solely for the purpose of MOA’s Developing, Manufacturing, and Commercializing Licensed Products in the Excluded Territory.

3.6 Non-Compete. During the Term of this Agreement: (a) MOA and each of its Affiliates shall not, by itself or with or through any Third Party and (b) Elevai and each of its Affiliates shall not, by itself or with or through any Third Party, directly or indirectly develop, or license a Third Party to Develop a Competing Product.

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4. FINANCIAL CONSIDERATIONS

4.1 Upfront Fee. Within thirty (30) days after the Effective Date, in consideration of the grant of the Exclusive License, Elevai shall pay to MOA an upfront non-creditable and non-refundable license fee of four hundred thousand United States dollars (US$ 400,000) and 950,000 shares of Common Stock of Elevai Labs, Inc. (“Elevai Shares”). Elevai Shares will be subject to applicable resale, other trading restrictions and other applicable U.S. securities laws. MOA agrees to the imprinting, for as long as is required, of a legend on all of the Elevai Shares in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

For so long as MOA owns any of the Elevai Shares, MOA agrees that it, together with its Affiliates, will in no event acquire or own in excess of 9.99% of the outstanding shares of Common Stock of Elevai Labs, Inc. without the prior written consent of Elevai.

4.2 Royalties

4.2.1  Royalty Rates. During the applicable Royalty Term for each Licensed Product, subject to the terms and conditions of this Agreement, Elevai shall pay to MOA royalties on the aggregate Net Sales of all Licensed Products sold in the Territory in a given Calendar Year, calculated by multiplying the applicable royalty rate set forth below by such Net Sales. The applicable royalty rates set forth in the table below shall apply only to that portion of the Net Sales during a given Calendar Year that falls within the indicated range.

Aggregate Annual Net Sales of all Licensed Products in Territory	Royalty Rate
Portion of Net Sales in the Territory in a given Calendar Year less than or equal to $10 Million	[***]
Portion of Net Sales in the Territory in a given Calendar Year greater than [$10 Million] but less than or equal to $100 Million	[***]
Portion of Net Sales in the Territory in a given Calendar Year greater than $100 Million	[***]

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4.3 Milestones. For each Licensed Product, Elevai shall pay to MOA the following non-creditable and non-refundable milestone payments within 30 days following the first achievement of the applicable milestone by Elevai or any of its Affiliates or Sublicensees:

Development Milestone Event	Development Milestone Payment
Initiation of a Phase 1 Clinical Trial	[***]
Initiation of a Phase 2 Clinical Trial	[***]
Initiation of a Phase 3 Clinical Trial	[***]
Obtain Marketing Approval from Regulatory Authority	[***]

Sales Milestone Event	Sales Milestone Payment
Net Sales in the Territory in a given Calendar Year greater than $20 Million	[***]
Net Sales in the Territory in a given Calendar Year greater than $50 Million	[***]
Net Sales in the Territory in a given Calendar Year greater than $100 Million	[***]

For the avoidance of doubt, the development & sales milestones described in the tables above are paid only once per milestone event per each Licensed Product when the corresponding milestone event is achieved within the Territory. If any Licensed Product achieves a subsequent milestone, without first achieving previous milestone event(s), then the milestone payment(s) applicable to said previously unachieved milestone event(s) for such Licensed Product shall be paid along with the milestone payment for the subsequently achieved milestone.

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5. ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each Calendar Quarter during the Term of this Agreement following the First Commercial Sale of a Licensed Product, Elevai shall furnish to MOA a quarterly written report showing in reasonably specific detail: (a) amount of Net Sales attributable to each Licensed Product in each country in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to U.S. Dollars) and (b) a calculation of the amount of royalty payment due on such Net Sales and (c) the withholding taxes, if any, required by law to be deducted with respect to such sales (d) deduction amount, if any, and its supporting documents; and (e) the exchange rates, if any, used in determining the amount of United States dollars.

5.2 Records and Audits

5.2.1 Records. Elevai shall maintain, and shall cause its Affiliates and their Sublicensees to maintain, complete, accurate and correct books of account and records of Licensed Products consistent with GAAP or similar accounting principles that is made, used, sold, leased or transferred under this Agreement, for purposes of determining any amounts (royalties and sales milestone payment) payable to MOA in relation to the Licensed Products, which records shall contain sufficient information to permit MOA to confirm the accuracy of any payments made to MOA under Section 4 (Financial Considerations).

5.2.2 Audits. Elevai, its Affiliates or their Sublicensees, as applicable, shall retain such books of account and records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time MOA shall have the right to cause an independent, certified public accountant to inspect such books of account and records during normal business hours for the purposes of verifying the accuracy of any financial reports and payments delivered and made under this Agreement and Elevai’s compliance with the terms hereof. Upon the written request of MOA at least thirty (30) days in advance, Elevai shall permit an independent certified public accounting firm of nationally recognized standing selected by MOA, at MOA’s expense, to have access during normal business hours to such of the financial records of Elevai as may be reasonably necessary to verify the accuracy of the payment reports hereunder. In the event any inspection as aforesaid reveals any underpayment of five percent (5%) or more by Elevai, its Affiliates or their Sublicensees to MOA in respect of any Calendar Quarter, Elevai shall bear, and promptly pay to MOA, the costs of such inspection.

6. PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 4.2 (Royalties) shall be due within five (5) business days after delivery of the report to MOA. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Withholding Taxes. As between the Parties, MOA would be responsible for any net income tax imposed on MOA by tax authorities in the Excluded Territory with respect to amounts payable by Elevai under this Agreement. All payments by Elevai to MOA under this Agreement shall be made without deducting any present or future taxes, or other charges except those withholdings that are legally required. If Elevai is legally required to make any tax withholdings on MOA’s behalf, Elevai shall notify and cooperate with MOA with respect thereto and withhold such amounts as are legally required.

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6.3 Currency. All amounts payable and calculations shall be in United States dollars. As applicable, Net Sales and any royalty deductions shall be translated into United States dollars in accordance with the paying Party’s customary and usual currency conversion procedures, consistently applied.

6.4 Method of Payment. Except as otherwise agreed by the Party receiving payments, each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, an automated clearing house (ACH) mechanism or any other means of electronic funds transfer.

6.5 Late Payment. Any amounts that are not paid by Elevai when due shall accrue a late charge from the due date until paid, at a rate equal to one (1) month Secured Overnight Financing Rate (“SOFR”) for U.S. Dollars (as reported in The Wall Street Journal (Internet edition)) as of the date such payment was due (or if not reported by The Wall Street Journal, as reported in a widely accepted source of published interest rates that is mutually acceptable to the Parties).

7. RESEARCH AND DEVELOPMENT OBLIGATIONS

7.1 Research and Development Efforts. Elevai shall be responsible for all aspects of the research and Development of the Licensed Products in the Territory, including conducting Clinical Trials for Licensed Products, conducting Regulatory Submissions and obtaining Regulatory Approvals for Licensed Product in the Field in the Territory and shall bear all of the costs and expenses incurred in connection with such research and Development activities, including the cost of Clinical Trial materials of the Development of the Licensed Products.

7.2 Development Plan. Elevai shall use Commercially Reasonable Efforts to Develop the Licensed Products so as to achieve the development milestones listed in Exhibit C. Elevai shall, and Elevai shall cause its Affiliates, Sublicensees and its subcontractors to conduct all Development under this Agreement in a professional manner and in compliance with all Applicable Laws. Elevai shall establish a plan for the Development of Licensed Products in the Field in the Territory in accordance with its normal business practices and consistent with the form and detail that Elevai normally provides for its internal products at a similar stage and shall provide the final version of such Development plan (the “Development Plan”) to MOA within four (4) months from the Effective Date. After establishment of the initial Development Plan for Licensed Products in the Field, Elevai shall update such Development Plan at least annually and provide such updated Development Plan to MOA. Elevai’s obligations under this Section shall cease after Initiation of the first Phase 3 Clinical Trial of any Licensed Product.

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7.3 Records. Elevai shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and Development regarding the Licensed Products. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all research and Development activities for Licensed Products, in the Territory. Elevai shall document all non-clinical studies and Clinical Trials in formal written study records, and shall document all manufacturing activities for Licensed Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as GLP and GMP.

7.4 Development Data. MOA shall solely own all data, records and reports generated by or on behalf of MOA or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “MOA Product Data”), during the Term of this Agreement.  Elevai shall solely own all data, records and reports generated by or on behalf of Elevai or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “Elevai Product Data”), during the Term of this Agreement. Elevai, shall, at no charge to MOA, as permitted under Applicable Laws, provide MOA with a summary of all Elevai Product Data not previously transferred under this Section 7.4 (Development Data). MOA, shall, at no charge to Elevai, as permitted under Applicable Laws, provide Elevai with a summary of all MOA Product Data not previously transferred under this Section 7.4 (Development Data).

7.5 Standards of Conduct. Elevai shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party subcontractors perform research and the Development activities with respect to Licensed Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Laws.

8. REGULATORY

8.1 Overview

(a) In the Field in the Territory. Elevai has the exclusive right to conduct, and subject to the remainder of this Section 8 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals (including any Pricing Approvals) for Licensed Products in the Field in the Territory and (ii) seeking and obtaining Regulatory Approvals for Licensed Products in the Field in the Territory. Elevai shall bear all of its costs and expenses incurred in connection with such regulatory activities.

(b) Outside the Territory. MOA has the exclusive right to conduct, and subject to the remainder of this Section 8 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals, for Licensed Products in the Excluded Territory, and (ii) seeking and obtaining Regulatory Approvals for Licensed Products in the Excluded Territory. MOA shall bear all of its costs and expenses incurred in connection with such regulatory activities.

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8.2 Regulatory Responsibilities and Rights of Reference

(a) In the Field in the Territory. As between the Parties, Elevai shall prepare, submit, and own all Regulatory Submissions of Licensed Products in the Field in the Territory or related to Elevai’s Manufacturing of the Licensed Products in the Field in the Territory, at Elevai’s sole cost and expense and shall own all Regulatory Approvals associated thereof. Elevai shall lead all interactions with Regulatory Authorities for the Regulatory Approvals with respect to Licensed Products in the Field in the Territory. Elevai hereby grants to MOA an irrevocable, permanent Right of Reference to use all Regulatory Submissions pertaining to Licensed Products submitted by or on behalf of Elevai, including any such Regulatory Submissions that are in the possession of any Elevai’s Third Party contractors, subject to the prior written consent of such Third Party contractors by Elevai, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product in the Excluded Territory.

(b) Outside the Territory; Outside the Field; MOA shall prepare, submit, and own all Regulatory Submissions for Licensed Products in the Excluded Territory or outside the Field (if any) or related to MOA’s Manufacturing of the Licensed Products in the Excluded Territory, at MOA’s sole cost and expense and shall own all Regulatory Approvals associated thereof. MOA hereby grants to Elevai Right of Reference to use all Regulatory Submissions pertaining to Licensed Products submitted by or on behalf of MOA, including any such Regulatory Submissions that are in the possession of any MOA’s Third Party contractors, subject to the prior written consent of such Third Party contractors by MOA, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product in Field in the Territory. MOA shall lead all interactions with Regulatory Authorities for the Regulatory Approvals with respect to Licensed Products in the Excluded Territory.

8.3 Regulatory Authority Inspection

(a) Inspections of Elevai. Elevai shall immediately notify MOA as soon as Elevai becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Field in the Territory. MOA may be present at any such inspections at MOA’s cost and expense and Elevai shall provide MOA the opportunity to review and comment on any responses that may be required to the extent practically possible. If Elevai does not receive prior notice of any such inspection, Elevai shall notify MOA as soon as practicable after such inspection and shall provide MOA with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection.

(b) Inspections of MOA. MOA shall immediately notify Elevai as soon as MOA becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Excluded Territory. Elevai may be present at any such inspections at Elevai’s cost and expense and MOA shall provide Elevai the opportunity to review and comment on any responses that may be required to the extent practically possible. If MOA does not receive prior notice of any such inspection, MOA shall notify Elevai as soon as practicable after such inspection and shall provide Elevai with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection.

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8.4 Regulatory Cooperation. Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Section 8 (Regulatory), that are necessary or desirable to enable: (a) Elevai to seek, obtain, and maintain Regulatory Approvals for Licensed Products in the Field in the Territory; and (b) MOA to seek, obtain, and maintain Regulatory Approvals for Licensed Products in the Excluded Territory or outside the Field (if any). Each Party shall cooperate with any inspection by any Regulatory Authority relating to Licensed Products in the Field in the Territory, including any inspection prior to approval of an application for Regulatory Approval for Licensed Products.

8.5 Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Licensed Products in the Field in the Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.

9. COMMERCIALIZATION

9.1 Commercialization Responsibilities. Elevai has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory under its own brand(s) and trademarks, including: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing, advertising and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (e) providing customer support, including handling medical queries, and performing other related functions, provided, however, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Elevai shall bear all of its costs and expenses incurred in connection with such Commercialization activities including the responsibilities of this Section 9.1 (Commercialization Responsibilities).

9.2 Commercial Diligence. Elevai shall use Commercially Reasonable Efforts to Commercialize at least one Licensed Product; Elevai may, but shall not be required for purposes of this Section, to expend Commercially Reasonable Efforts to Commercialize more than one Licensed Product.

9.3 Commercialization Plan. Elevai shall establish a plan for the Commercialization of Licensed Products in the Field in the Territory in accordance with its normal business practices and consistent with the form and detail that Elevai normally provides for its internal products at a similar stage and shall provide the final version of such commercialization plan (the “Commercialization Plan”) to MOA within six (6) months after Initiation of the first Phase 3 Clinical Trial for any Licensed Product. After establishment of the initial Commercialization Plan for Licensed Products in the Field, Elevai shall update such Commercialization Plan at least annually and provide such updated Commercialization Plan to MOA. Elevai shall establish such other plans for Commercialization of Licensed Products in other countries of the Territory in accordance with its normal business practices and in compliance with the Commercialization Plan and shall include a summary of such plans in each update to MOA under this Section 9.3 (Commercialization Plan).

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9.4 Standards of Conduct. Elevai shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Elevai represents that it has established or shall establish, and shall follow, its own internal policies, procedures, and standards for promotion, Clinical Trials, medical education activities and other sales and marketing activities for Licensed Products in the Field in the Territory, to ensure compliance with Applicable Laws.

10. MANUFACTURING

10.1 Elevai shall be responsible for Manufacturing Licensed Product in the Territory. MOA shall be responsible for providing access to all Data & Technology, Know-How, and all else that is reasonably required by Elevai to the extent MOA holds as of request date by Elevai for Manufacturing Licensed Products for clinical and commercial supply. Elevai may purchase nonclinical supply of Compounds manufactured in a non-GMP facility in Korea from MOA or MOA’s Affiliates.

11.CONFIDENTIALITY

11.1 Confidential Information.

(a) Subject to the other provisions of this Article 11, during the Term of this Agreement and for a period of seven (7) years following the expiration or earlier termination hereof, the receiving Party (the “Receiving Party”) shall maintain in confidence all non-public information (and all tangible and intangible embodiments thereof) of or controlled by the other Party that is disclosed by the other Party (the “Disclosing Party”) and identified as, or acknowledged to be, confidential at the time of disclosure or should be reasonably regarded as confidential given the nature of the information and the circumstances of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted assignees and agents, consultants, clinical investigators or contractors of the Receiving Party, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement.

(b) Subject to the other provisions of this Article 11, the Receiving Party will hold as confidential the Confidential Information of the Disclosing Party (and that of the Disclosing Party’s its Affiliates or Sublicensees) in the same manner and with the same protection and degree of care that such Receiving Party maintains its own confidential information, but in any event using not less than a reasonable degree of care. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

(c) Notwithstanding that MOA is the Disclosing Party of the Licensed Know-How, the Licensed Know-How will be considered Confidential Information of both Elevai and MOA during the Term of this Agreement (and any period thereafter during which Elevai’s license rights hereunder survive beyond the Term), and both Parties will maintain in confidence and otherwise safeguard such Licensed Know-How as such in accordance with this Article 11 (it being understood that the exception in Section 11.2(b) will not apply to MOA with respect to Licensed Know-How).

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11.2 Exceptions. The confidentiality obligations contained in Section 11.1 (Confidential Information) shall not apply to the extent that the Receiving Party can demonstrate by competent and sufficient evidence to the Disclosing Party that (a) the disclosed information was public knowledge at the time of such disclosure to the Receiving Party, or thereafter became public knowledge, other than as a result of actions of the Receiving Party in violation hereof; (b) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party by the Disclosing Party hereunder; (c) the disclosed information was disclosed to the Receiving Party on an unrestricted basis from a source unrelated to the Disclosing Party to this Agreement and not under a duty of confidentiality to the Disclosing Party; or (d) the disclosed information was independently developed by the Receiving Party without use of or reliance on the Confidential Information disclosed by the Disclosing Party.

11.3 Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, except as otherwise requested by the Disclosing Party, the Receiving Party shall: (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Receiving Parties that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause its Receiving Parties to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain (i) one (1) copy of the Disclosing Party’s Confidential Information for archival purposes, and (ii) electronic backup copies of Confidential Information as necessary to comply with its standard data backup procedures and/or Applicable Laws, regulations, or policies, provided that such electronic backup copies are retained securely and access to such records is restricted and not readily available for use. Any retained Confidential Information of the Disclosing Party shall still be subject to the confidentiality and non-use provisions of this Agreement.

11.4 Publicity and other Permitted Disclosures.

(a)  Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, not to be unreasonably withheld or delayed. Without limiting the foregoing, it is understood that each Party shall issue a press release announcing the execution of this Agreement. No financial details of this Agreement shall be disclosed in any press release without the express written consent of the other Party. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

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(b) In addition to disclosures permitted pursuant to Section 11.1 and Section 11.4(a), either Party may disclose Confidential Information belonging to the other Party or its Affiliates or Sublicensees to the extent such disclosure is necessary in the following instances:

(i) filing or prosecuting Patents Covering Licensed Products as permitted by this Agreement;

(ii) in connection with Regulatory Filings for Licensed Products;

(iii) prosecuting or defending litigation as permitted by this Agreement;

(iv) complying with applicable court orders, governmental regulations, or the inquiries of Regulatory Authorities;

(v) in connection with an offering of securities or securities law disclosure requirements if counsel determines that such disclosure is required;

(vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder ;

(vii) to bona fide potential investors, licensees, licensors, collaborators, lenders and acquirors/acquirees, and to consultants and advisors, in connection with a proposed equity or debt financing of such Party, an actual or proposed license, collaboration or similar arrangement, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement; or

(viii) in the case of Elevai, to bona fide potential Sublicensees and subcontractors, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

(c) If the Receiving Party is required to disclose Confidential Information of the Disclosing Party in connection with Section 11.4(b), such disclosure will not be a breach of this Agreement; provided that the Receiving Party (i) informs the Disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the Disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure or to otherwise receive “confidential” or “trade secret” treatment with respect to relevant portions of such disclosure.

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11.5 Third Party Confidential Information Related to Combination Products. Notwithstanding any provision in this Agreement requiring Elevai to share information with MOA regarding the Licensed Products, Elevai shall not be required to disclose to MOA the confidential information of any Third Party collaborator received by Elevai in connection with the Development, Manufacture, and/or Commercialization of any combination product, if such disclosure is not permitted by Elevai’s agreement with such Third Party collaborator.

11.6 Remedies. The Parties acknowledge and agree that the restrictions set forth in Section 11 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 11 (Confidentiality) shall result in irreparable injury to the other Party for which there shall be no adequate remedy at law.

12. INTELLECTUAL PROPERTY

12.1 Patent Prosecution. Elevai shall file, prosecute, and maintain all Intellectual Property Rights in the Field in the Territory using counsel of its choosing. Elevai will consult with MOA on the filing and prosecution of said Intellectual Property Rights, will keep MOA fully informed with respect thereto, and will provide MOA with copies of all patent applications, patent office actions and/or other documents related to the filing, the prosecution and maintenance of Intellectual Property Rights. MOA shall be entitled to review and comment upon all actions undertaken in the prosecution and maintenance of Intellectual Property Rights filed by Elevai and Elevai shall consider and reasonably incorporate all such comments and advice.

12.2 Improvements and Filing Additional Intellectual Property Rights. Elevai shall file, maintain and prosecute additional Intellectual Property Rights related to Compounds and/or Improvements. Elevai will consult with MOA on the filing, maintenance and prosecution of said additional Intellectual Property Rights, will keep MOA fully informed with respect thereto, and will provide MOA with copies of all patent applications, patent office actions and/or other documents related to the filing, prosecution and maintenance of additional Intellectual Property Rights. MOA shall be entitled to review and comment upon all actions undertaken in the prosecution and maintenance of additional Intellectual Property Rights and Elevai shall consider and reasonably incorporate all such comments and advice.

12.3 Infringement of Licensed IP Rights. Each Party agrees to notify the other promptly of any infringement of the Licensed IP Rights of which such Party becomes aware. Elevai shall have the first option, but not the obligation, to commence legal proceedings with respect to such infringement. Before Elevai commences legal proceedings with respect to any infringement of any such Licensed IP Rights (an “Action”), Elevai shall give careful consideration to the views of MOA in making its decision whether or not to commence such an Action.

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12.4  Enforcement of Licensed IP Rights. If Elevai elects to commence an Action as described above, Elevai will use reasonable efforts and attorneys of its choice to enforce the Licensed IP Rights or, subject to MOA’s concurrence, may obligate an Affiliate or Sublicensee to carry out such Action on behalf of Elevai according to the terms set forth in this Section 12 (Intellectual Property).

12.5 Cooperation. MOA will have the option to participate, at its own cost, in any such Action. In the event that MOA is requested by Elevai to join such Action, then Elevai shall pay all reasonable costs and expenses incurred by MOA to so join, provided that MOA will have the right, at its own expense, to be represented in any such Action by counsel of its own choice.

12.6 Distribution of Monetary Reimbursement. Any monetary recovery or reimbursement (whether by settlement or judgment) in connection with an Action commenced by Elevai or its Affiliates or Sublicensees shall first be applied to reimburse Elevai, its Affiliates or its Sublicensees, if applicable, for all out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting such Action and for the expenses of MOA borne by Elevai hereunder, and then to reimburse MOA for Royalties withheld. Any remaining balance shall be shared equally by Elevai and MOA.

12.7 Infringement Communications. The Parties shall promptly inform one another in writing of any written notice to either Party of alleged infringement or misappropriation, based on the making, using, or selling of a Licensed Product, of a Third Party’s intellectual property rights of which it shall become aware. Neither Party shall acknowledge to a Third Party the validity of any such allegation. Elevai may elect to take over the defense of alleged infringement of a Third Party's intellectual property rights at its own expenses. The Parties shall each keep the other advised of all material developments in the said proceedings and shall cooperate with the other in the conduct of such defense.

13. TERMINATION

13.1 Term and Expiration. This Agreement shall become effective on the Effective Date and unless earlier terminated pursuant to this Section 13 (Termination) or upon mutual written agreement of both Parties, shall expire on the date of expiration of the last Royalty Term of the last Licensed Product (“Term”). Following such expiration of this Agreement, the license granted to Elevai under Section 3.1 (Licensed IP Rights) shall become a fully paid-up, non-exclusive license in the Territory for use in the Field. Notwithstanding anything herein to the contrary, if this Agreement is terminated by either Party for any reason, and a Clinical Trial for a Licensed Product is ongoing as of the effective date of termination, the Parties shall discuss in good faith the appropriate steps to take regarding the closure or handover of such Clinical Trial, and in no event will the Party sponsoring the Clinical Trial be required to breach any Applicable Law or ethical requirement concerning treatment of study subjects.

13.2 Termination by Elevai. Elevai may terminate this Agreement for any reasonable reason, including any business, financial, scientific, or commercial reason, upon one hundred and eighty (180) days written notice to MOA. For clarity, if only one of BLS-M22 and BLS-M32 fails, this Agreement will remain in effect and only the failed Licensed Product and its Licensed IP Rights will be returned to MOA.

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13.3 Termination for Cause. The non-breaching Party shall have the right (but not the obligation) to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice, and if such breach is not reasonably capable of cure within such period and the breaching Party initiates good faith actions to cure such breach, the period to cure such breach shall be extended for so long as such good faith actions are being diligently pursued by the breaching Party but shall not exceed one hundred ninety (190) days unless otherwise agreed by the non-breaching Party.

13.4 Full Force and Effect during the Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. If any milestone payment under Section 4.3 (Milestones) is achieved during the termination notice period, then the corresponding milestone payment thereof shall be accrued and Elevai shall remain responsible for the payment of such milestone event even if the due date of such milestone payment may come after the effective date of the termination of this Agreement.

13.5 Effect of Expiration or Termination

13.5.1 Reversion of Rights; Sublicense. Upon termination of this Agreement pursuant to this Section 13 (Termination): (a) the rights and licenses granted to Elevai under this Agreement, including under Section 3.1 (Licensed IP Rights), shall terminate, and all rights in and to and under the Licensed IP Rights shall revert to MOA and neither Elevai or any of its Affiliates shall have any further rights of use or exploitation of the Licensed IP Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, notwithstanding the foregoing, each Sublicensee that is not at that time in breach of its Sublicense shall have the right to obtain a license from MOA on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on MOA that are not included in this Agreement. If any Sublicensee desires to enter into such a direct license, it shall be wholly the responsibility of that Sublicensee to notify MOA of such desire, provided, however, that Elevai must notify the Sublicensee of termination under Section 13 (Termination).

13.5.2 Accruing Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

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14. INDEMNIFICATION; INSURANCE

14.1 By MOA. Subject to Section 14.3 (Procedure), MOA shall defend, indemnify and hold harmless Elevai and its Affiliates and Sublicensees, and their respective directors, officers, employees, consultants and agents (each, a “Elevai Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Elevai Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of MOA or its Affiliates and their respective officers and directors in connection with its activities under this Agreement; (b) the material breach of this Agreement by MOA or the breach of representations, warranties and covenants made hereunder by MOA; or (c) MOA’s Development or Commercialization of a Licensed Product in the Excluded Territory, except, in each case, to the extent caused by the gross negligence or willful misconduct of or breach of this Agreement by Elevai or any Elevai Indemnitee.

14.2 By Elevai. Subject to Section 14.3 (Procedure), Elevai shall defend, indemnify and hold harmless MOA, its Affiliates, and their respective directors, officers, employees, consultants and agents (each, an “MOA Indemnitee”) from and against any and all Losses to which any MOA Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Elevai or its Affiliates and their respective officers, directors, and Sublicensees in connection with its activities under this Agreement; (b) the material breach of this Agreement by Elevai or the breach of representations, warranties and covenants made hereunder by Elevai; or (c) Elevai’s Development or Commercialization of a Licensed Product in the Territory; except, in each case, to the extent caused by the gross negligence or willful misconduct of or breach of this Agreement by MOA or any MOA Indemnitee.

14.3 Procedure. A Party or any of its indemnitees that intends to claim indemnification under this Section 14 (Indemnification; Insurance) (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall not relieve the Indemnitor of its indemnification obligations under this Section 14 (Indemnification; Insurance). The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Section 14 (Indemnification; Insurance).

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14.4 Limitation of Liability. NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED AS DIRECT OR INDIRECT DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 (BY MOA) AND SECTION 14.2 (BY ELEVAI); OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER SECTION 11 (CONFIDENTALITY); OR (C) CLAIMS ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14.5 Insurance. During the Term of this Agreement, each Party shall maintain such types and amounts of liability insurance as is normal and customary in the industry generally for similarly situated Parties and adequate to cover its obligations under this Agreement. Each Party shall provide the other Party with evidence of such insurance upon request. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 14 (Indemnification; Insurance) or otherwise.

15. DISPUTE RESOLUTION

15.1  Dispute Escalation. Except as provided in Section 15.4 (Patent and Trademark Disputes), upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Executive Officer of Elevai and the Executive Officer of MOA for resolution. If the Executive Officers are unable to resolve such matter within thirty (30) days after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by mediation.

 15.2. Mediation. If a Dispute (other than an IP Dispute defined in Section 15.4) cannot be settled according to Section 15.1 (Dispute Escalation), the Parties agree to good faith efforts to settle the controversy by mediation. The Party seeking mediation shall propose five (5) mediators, each of whom shall be a lawyer licensed to practice by the State of Delaware, to the other Party who shall select one (1) mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this Section shall preclude any Party from commencing further action if said mediation does not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced.

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15.3 Arbitration. If a Dispute (other than an IP Dispute) cannot be settled in according to Section 15.2 (Mediation), the Parties agree to submit any dispute to arbitration to be administered by the International Chamber of Commerce (“ICC”) (or any like organization successor thereto) in accordance with the Rules of Arbitration (“Rules”) of the ICC and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties further agree that any controversy hereunder shall be conducted in Singapore before a panel of three (3) arbitrators appointed in accordance with the Rules. The language of the arbitration shall be English. Each of the Parties to this Agreement hereby agrees and consents to such venue and waives any objection thereto.

15.4 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents or trademarks covering or relating to the Manufacture, use, Development or Commercialization of a Licensed Product (an “IP Dispute”) shall be submitted to a court of competent jurisdiction in the country in which such Patents or trademark rights were granted or arose.

16. FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party. If a Force Majeure Event persists for more than thirty (30) days, the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure Event.

17. MISCELLANEOUS

17.1 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted electronic mail (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address shown below. In case any Party changes its address or contact person below, written notice of such change shall be given as soon as practicable to the other Party.

If to MOA:	MOA Life Plus Co., Ltd.
Attn: Hwaseong Lee, Managing Director
Address: A-7F U-Tower, 767, Sinsu-ro, Suji-gu, Yongin-si,
Gyeonggi-do, 16827, Korea

If to Elevai:	Elevai Labs, Inc.
Attn: CEO
Address: 120 Newport Center Drive, Suite 250, Newport Beach, California 92660, U.S.A.

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17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

17.3 Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder: (a) to one or more Affiliates; provided, however, that such assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

17.4 Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

17.5 Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

17.6 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

17.7 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

17.8 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular.

17.9 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

17.10 Counterparts. This Agreement may be executed in two (2) or more counterparts (electronic transmission included), each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. The Parties agree that execution of this Agreement by exchanging electronic or PDF signatures shall have the same legal force and effect as the exchange of original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

MOA Life Plus Co., Ltd.		Elevai Labs Inc.

Authorized Signature	/s/ Sangjin Han	Authorized Signature	/s/ Jordan R. Plews

Name: Sangjin Han		Name: Jordan R. Plews

Title: CFO		Title: CEO

Date: April 30, 2024		Date: April 30, 2024

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Exhibit A: Licensed Patents & Compounds

Exhibit B Licensed Products Formulation

Exhibit C Development Milestones

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